Exhibit 10.1

4 West 4th Ave., Suite 400 San Mateo, CA 94402	(650) 458-2670 Tel. (415) 875-7075 Fax

August 3, 2012

Darlene Horton, M.D.

[ADDRESS]

Dear Dr. Horton:

This letter (the “Letter”) will confirm our understanding as to the terms of our offer of employment to you as President & Chief Executive Officer of Nile Therapeutics, Inc. (“Nile” or the “Company”). Should you accept this position with Nile:

1.	You will report to the Board of Directors of the Company (the “Board”), which may include reporting to its Chairman, and you shall have such powers and perform such duties as are customarily performed by the President and Chief Executive Officer of a similarly situated company. Your employment shall commence on August 6, 2012 (the “Commencement Date”). As of the Commencement Date, you will also be appointed to serve as a director of the Company.

2.	Beginning with the Commencement Date and until a Compensation Adjustment Event (as defined below) has occurred, you will receive a monthly base salary (the “Base Salary”) equal to $28,314, paid in accordance with Nile’s normal payroll procedures. In addition, if the Company completes a Change of Control Transaction (defined below) prior to the date of a Compensation Adjustment Event, and your employment is terminated by the Company (or any successor entity) without “cause” during the period beginning on the effective date of the Change of Control Transaction and ending on the six-month anniversary of such effective date, then you will be entitled to receive a cash payment equal to 5% of the applicable Change of Control Proceeds (defined below).

3.	If you remain employed by the Company as of the date of a Compensation Adjustment Event, then your compensation shall automatically be modified as follows:

(a) Your annualized Base Salary shall be increased to $400,000.

(b) You shall be eligible to receive an annual performance target bonus in an amount equal to 30% of your annualized Base Salary (“Annual Bonus”). The actual amount of Annual Bonus awarded to you each year shall be based upon the achievement of performance criteria to be annually determined by the Board (or a committee thereof) in its discretion.

(c) You shall be entitled to a stock option award, pursuant to the Company’s Amended & Restated 2005 Stock Option Plan (the “Plan”), to purchase a number of shares of the Company’s common stock equal to 5% of the then issued and outstanding shares of common stock (the “Option”) at an exercise price equal to the current market price of the Company’s common stock on the date of grant. The right to purchase 50% of the shares subject to the Option shall vest ratably over a three-year period and the right to purchase the remaining 50% of the shares shall vest over a three-year period upon the achievement of performance criteria to be determined by the Board (or an authorized committee thereof). The Option shall be evidenced by a stock option agreement in the standard form approved for use under the Plan and shall contain such other terms and conditions as provided in such form.

1 | Page

(d) If the Company terminates your employment for a reason other than “cause,” then in addition to the payment of any accrued but unpaid Base Salary and reimbursement of unpaid business expenses, in each case as of such termination date, you shall be entitled to continuation of your Base Salary (based on the then current annualized Base Salary and without taking into account any payment of any bonus payments, including any Annual Bonus) and participation, at the Company’s expense, in any Company-sponsored medical/health insurance plan to the extent in which you were then participating, in each case for a period of six (6) months following the date of termination (the “Severance Benefits”); provided, however, that the Severance Benefits shall be increased to twelve (12) months if such termination occurs following the first anniversary of the Compensation Adjustment Event.

You will be entitled to four (4) weeks of paid vacation per year, in addition to holidays observed by the Company.

4.	During your employment with the Company, whether prior to or following a Compensation Adjustment Event, you will be entitled to participate in the insurance and benefit plans that are generally available to the Company’s employees, which include group medical coverage pursuant to the Company’s group policy and participation in the Company sponsored 401(k) plan. Please further note the employee benefits provided to you by the Company are subject to change by the Company, at its sole discretion, at any time and from time to time. Subject to and in accordance with Company policy in effect from time to time, you will be reimbursed for all of your pre-approved out-of-pocket expenses incurred in connection with the Company’s business.

5.	You understand that the Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to you as described herein.

6.	Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligation to pay any compensation or provide any benefits or other consideration to you following the termination of your employment shall be conditioned upon your execution and non-revocation of a separate agreement releasing the Company and entities and persons affiliated with the Company from any and all claims relating to or in connection with your employment with the Company, including any claims relating to your employment termination.

7.	For purpose of this Letter, the following terms have the following meanings:

(a) The term “cause” means any of the following acts or omissions committed by you: (i) breach of any material term of this agreement or your Confidentiality Agreement (defined below); provided that the first occasion of any particular breach shall not constitute cause unless you shall have previously received written notice from the Company stating the nature of such breach and affording you at least 10 days to correct such breach; (ii) conviction of, or plea of guilty or nolo contendere to, any felony or other crime of moral turpitude; (iii) an act of fraud or dishonesty injurious to the Company or its reputation; (iv) your continual failure or refusal to perform your material duties as required under this Letter or under a lawful directive from the Board, in either case after written notice from the Company stating the nature of such failure or refusal and affording you at least 10 days to correct the same; (iv) an act or omission that, in the Company’s reasonable determination, indicates alcohol or drug abuse by you; or (v) engagement in some form of harassment prohibited by law (including, without limitation, age, sex or race discrimination), as determined by the Company, after a reasonable and good-faith investigation by the Company following a written allegation by another employee of the Company).

2 | Page

(b) “Change of Control Transaction” means the consummation of:

(i) a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not beneficially own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; or

(ii) a sale, lease, exclusive worldwide license or other disposition of all or substantially all of the total gross value of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of total gross value of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are beneficially owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition (for purposes of this subparagraph, “gross value” means the value of the assets of the Company or the value of the assets being disposed of, as the case may be, determined without regard to any liabilities associated with such assets).

Notwithstanding the foregoing, a Change of Control Transaction shall not include any transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities

(c) “Change of Control Proceeds” means with respect to any Change of Control Transaction and without duplication, all cash and the fair market value on the effective date of such transaction, as determined in good faith by the Board, of all other property actually paid, directly or indirectly, by a third party or the Company to the Company’s stockholders in respect of their shares (or to the Company in the case of a Change of Control structured as an asset sale or similar transaction), but excluding any expenses incurred by the Company in connection with such transaction. To the extent the payment of the amounts described in the preceding sentence are subject to future contingencies (e.g., earn-outs, milestones, etc.), then such amounts shall not be deemed Change of Control Proceeds until such time as such payments are actually made to the Company or its stockholders.

(d) “Compensation Adjustment Event” shall means the date on which the Company shall have secured sufficient capital, whether by a financing or strategic transaction (or any combination thereof) or another means, in order to enable the Company to initiate and fund to completion a Board-approved and appropriately powered Phase 2 clinical trial (including a Phase 2a trial) of cenderitide when administered in patients for up to 90 days following admission for acutely decompensated heart failure.

8.	Your employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause; provided, however, that if the Company terminates your employment without cause prior to a Compensation Adjustment Event, it will provide you with 30 days’ advance notice of such termination. Any contrary representations that may have been made to you are superseded by this letter agreement. In addition, if at any time your employment as President and Chief Executive Officer is terminated, whether by you or by the Company, then you shall be deemed to have resigned as a director of the Company, effective as of the date of such termination.

9.	As a condition of your employment, you will be required to sign a confidentiality, non-competition and invention assignment (the “Confidentiality Agreement”). Further, you and the Company agree that the Consulting Agreement between us dated June 18, 2012 is hereby terminated.

The offer of employment contained in this letter is subject to and conditioned upon the results of a references check. At any time prior to the Commencement Date, the Company may revoke the offer of employment made hereby if it is not satisfied, in its sole discretion, with the results of the references check.

3 | Page

If you find the foregoing arrangement acceptable, please kindly so indicate by executing and dating the attached copy of this Letter in the space provided and returning a copy to me before that time.

Very truly yours,

NILE THERAPEUTICS, INC.

/s/ Joshua A. Kazam
Joshua A. Kazam
President & Chief Executive Officer

Agreed and accepted this

3rd day of August, 2012:

/s/ Darlene Horton, M.D.

Darlene Horton, M.D.

4 | Page